Exhibit 99.1

     DECORATOR INDUSTRIES REPORTS EARNINGS AND SALES FOR FISCAL YEAR 2005

    PEMBROKE PINES, Fla., Feb. 28 /PRNewswire-FirstCall/ -- Decorator Industries, Inc. (Amex: DII) today reported that net income for the fiscal year ended December 31, 2005 was $1,364,814 or 46 cents per diluted share, compared with $1,394,698 or 47 cents per diluted share, for fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $358,109, or 12 cents per diluted share, compared with $360,182, or 12 cents per diluted share in last year's fourth quarter.

    Sales for fiscal 2005 were $50,525,343 compared with $50,449,214 in the prior year. This quarter's sales increased to $12,220,836 from $11,212,821 in the fourth quarter of last year.

    Mr. Bassett, Chairman, stated:

    "Sales to our Recreational Vehicle (RV) customers were $28,621,000, a decrease of about 8% from fiscal 2004. RV sales for the fourth quarter were $7,043,000, an increase of about 10% compared with the same period a year ago. The reduction in our RV sales for fiscal 2005 was directly related to lower production of travel trailers and motor homes by our customers. The increase in our fourth quarter RV sales was due to our shipments of F.E.M.A. orders which accounted for about 14% of our RV sales. The RV industry reported that 2005 was the best year since 1978. Shipments, excluding F.E.M.A. units, increased to 384,000 or about 3.9% higher than the prior year.

    "Sales to our Manufactured Housing (MH) customers were $10,044,000, an increase of about 5% from fiscal 2004. MH sales for the fourth quarter were $2,269,000, a decline of about 6% from the fourth quarter a year ago. During the fourth quarter many of our MH customers produced F.E.M.A. units which did not require draperies. Industry MH shipments, excluding F.E.M.A. units, were essentially flat compared to the prior year and somewhat lower when compared to the same quarter last year.

    "Sales to our Hospitality customers were $11,860,000 which was an increase of 21% over the prior fiscal year. Hospitality sales for the fourth quarter were $2,909,000, a 20% increase from the same quarter a year ago. The lodging industry has reported increasing occupancy levels since 2003 and are approaching the historical record level of 69.9%, last reached in 2000. Further, the new construction pipeline is the highest since 2000 and is growing at a rapid pace.

    "The gross profit for fiscal years 2005 and 2004 was 20.3 and 20.1%, respectively. The respective gross profit for the fourth quarter of 2005 and 2004 was 21.1% and 22.0%.

    "For fiscal years 2005 and 2004 selling and administrative expenses were $8,148,485, or 16.1% of sales, and $7,798,898, or 15.5% of sales, respectively.
The respective selling and administrative expenses for the fourth quarter of 2005 and 2004 were $2,064,475, or 16.9% of sales and $1,868,759 or 16.7% of sales. Most of the yearly increase is attributable to a decision to convert the Company's ERP system to a different software platform. Impairment of the old system resulted in a one-time $165,647 pretax charge. Without this charge, selling and administrative expenses as a percentage of sales would have been 15.8% for fiscal 2005. Increased commission expense due to increased hospitality industry sales was also another major reason for the increase.

    "Our financial condition remains strong, stockholders' equity increased to $17,088,012, a new high. Long-term debt was $1,536,754 or 8.25% of total capitalization. Working capital increased to $6,092,349 from $4,167,876 a year ago. The Company had no borrowings against its $5,000,000 line of credit at year end.

    "We will continue to pursue opportunities for growth from both internal expansion and acquisitions. We are committed to increase our market share and productivity, the long-term drivers of our past successes. We are resolved to being the supplier of choice in each of our markets we serve."

    Statements contained in this release that are not historical facts are forward-looking statements that could differ materially from actual results. Primary factors that could cause actual results to materially differ from those in the forward-looking statements are the level of demand for recreational vehicles, manufactured housing and hotel/motel accommodations, the general economic conditions, interest rate fluctuations, competitive products and pricing pressures within the Company's markets, the Company's ability to contain its manufacturing costs and expenses, and other factors.

    Decorator Industries, Inc., founded in 1953, designs, manufactures and sells interior furnishing products, principally draperies, curtains, shades, blinds, valance boards, bedspreads, comforters, pillows, cushions and trailer tents. Decorator is a leading supplier of such products to the manufactured housing and recreational vehicle markets and is a growing supplier to the lodging industry.

    THE FIGURES ARE AS FOLLOWS:

                                          CONDENSED STATEMENT OF INCOME
                            ---------------------------------------------------------
                                 FOR QUARTERS ENDED:            FOR YEARS ENDED:
                                     (UNAUDITED)                   (AUDITED)
                            ---------------------------   ---------------------------
                            December 31,    January 1,    December 31,    January 1,
                                2005           2005           2005           2005
                            ------------   ------------   ------------   ------------
NET SALES                   $ 12,220,836   $ 11,212,821   $ 50,525,343   $ 50,449,214

NET INCOME                  $    358,109   $    360,182   $  1,364,814   $  1,394,698

EARNINGS PER SHARE:
 BASIC                      $       0.12   $       0.13   $       0.47   $       0.50
 DILUTED                    $       0.12   $       0.12   $       0.46   $       0.47

WEIGHTED-AVERAGE
 NUMBER OF SHARES
 OUTSTANDING                   2,913,625      2,826,876      2,882,196      2,816,661

                                        CONDENSED BALANCE SHEET
                                      ---------------------------
                                      DECEMBER 31,    JANUARY 1,
                                          2005           2005
                                      ------------   ------------
CASH AND EQUIVALENTS                  $    490,377   $    730,539
ACCOUNTS RECEIVABLE                      4,574,415      3,464,674
INVENTORIES                              5,800,553      5,113,651
OTHER CURRENT ASSETS                       311,603        588,853
TOTAL CURRENT ASSETS                    11,176,948      9,897,717
NET PROPERTY AND EQUIPMENT               7,431,823      7,857,743
OTHER ASSETS                             5,685,594      6,206,617
TOTAL ASSETS                          $ 24,294,365   $ 23,962,077

TOTAL CURRENT LIABILITIES             $  5,084,599   $  5,729,841
LONG-TERM DEBT                           1,536,754      1,752,568
DEFERRED TAXES                             585,000        680,000
STOCKHOLDERS' EQUITY                    17,088,012     15,799,668
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                $ 24,294,365   $ 23,962,077

SOURCE  Decorator Industries, Inc.